Exhibit 99.1

For Immediate Release

A.P. Pharma Announces First Quarter 2012 Financial Results and Recent Corporate Progress

REDWOOD CITY, Calif. – May 10, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today reported financial results for its first quarter ended March 31, 2012 and highlighted recent corporate progress.

“In the first quarter of 2012, we completed several key studies to support the resubmission of our New Drug Application for APF530, which is expected to occur in mid-2012,” said John B. Whelan, A.P. Pharma’s president and chief executive officer. “If approved, we believe that APF530 will provide an important treatment option for cancer patients and physicians in preventing chemotherapy-induced nausea and vomiting.”

Recent Accomplishments

•

In March 2012, the Company announced the results from two phase 1 clinical studies requested by the U.S. Food and Drug Administration (FDA) in its Complete Response Letter for APF530. The results of these studies will be included in the resubmission of the New Drug Application (NDA).

•

The Company completed a thorough QT study for APF530 showing that granisetron, the active drug used in APF530, does not have an effect on cardiac repolarization as measured by prolongation of the QT interval.

•	A separate metabolism study was completed that showed how the human body processes APF530 and corroborated preclinical animal data.

•

The Company is awaiting the review of its non-clinical human factors validation study protocol by the FDA and anticipates performing this study in the second quarter of 2012. The validation study protocol is based on previously completed formative studies, and the results will be included in the NDA resubmission.

•	On March 26, 2012, the Company announced the appointment of Thomas Ottoboni, Ph.D. as Vice President of Pharmaceutical Development.

•

On May 8, 2012, the Company received $3 million of cash through the issuance of convertible notes pursuant to a second closing of the private placement financing for up to $4.5 million announced in April 2011.

Results of Operations

A.P. Pharma’s net loss for the first quarter of 2012 was $4.9 million, or $0.02 per share, compared to a net loss of $1.4 million, or $0.04 per share, for the first quarter of 2011. The net loss was higher in the current fiscal quarter primarily due to increased spending related to the planned NDA resubmission and higher personnel-related expenses, including stock compensation expense. Additionally, the prior year quarter included contract revenue from an agreement with Merial Limited, which is no longer in effect.

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A.P. Pharma Announces First Quarter 2012 Financial Results and Recent Corporate Progress	Page 2

Cash and cash equivalents as of March 31, 2012 were $13.4 million, compared to $18.0 million at December 31, 2011. The $3.0 million of cash received through the issuance of convertible notes by the Company in May 2012 results in cash and cash equivalents of $16.4 million as of March 31, 2012 on a pro forma basis. Net cash used in operating activities was $4.1 million for the quarter ended March 31, 2012. The Company believes that its current cash resources are sufficient to fund its operations into 2013.

About APF530

A.P. Pharma’s lead product, APF530, is in development for the prevention of both acute-onset and delayed-onset chemotherapy-induced nausea and vomiting (CINV). APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Intravenous and oral formulations containing granisetron are approved for the prevention of acute-onset CINV, but not delayed-onset CINV. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of CINV. A.P. Pharma received a Complete Response Letter on the APF530 NDA and is targeting the resubmission of the NDA in mid-2012. The Company has additional research and development programs that utilize its bioerodible, injectable and implantable delivery systems. For further information, please visit the Company’s web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announces First Quarter 2012 Financial Results and Recent Corporate Progress	Page 3

A.P. Pharma, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Contract revenue	$—	$395

Operating expenses:
Research and development	3,329	1,141
General and administrative	1,440	569

Total operating expenses	4,769	1,710

Operating loss	(4,769)	(1,315)
Interest expense, net	(61)	(1)

Loss from continuing operations	(4,830)	(1,316)
Loss from discontinued operations	(91)	(103)

Net loss	$(4,921)	$(1,419)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.02)	$(0.03)

Net loss	$(0.02)	$(0.04)

Shares used to compute basic and diluted net loss per share	200,046	39,869

A.P. Pharma Announces First Quarter 2012 Financial Results and Recent Corporate Progress	Page 4

A.P. Pharma, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$13,444	$17,974
Prepaid expenses and other current assets	306	266

Total current assets	13,750	18,240
Property and equipment, net	1,114	1,075
Other long-term assets	130	130

Total assets	$14,994	$19,445

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$890	$1,010
Accrued expenses	1,155	1,498
Accrued disposition costs	1,173	1,082
Convertible notes payable to related parties, net of discount	143	103

Total current liabilities	3,361	3,693

Total liabilities	3,361	3,693
Stockholders’ equity:
Common stock	2,002	2,002
Additional paid-in capital	174,791	173,989
Accumulated deficit	(165,160)	(160,239)

Total stockholders’ equity	11,633	15,752

Total liabilities and stockholders’ equity	$14,994	$19,445

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

A.P. Pharma Announces First Quarter 2012 Financial Results and Recent Corporate Progress	Page 5

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Mobile Phone: 917-282-3242

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President, Chief Executive Officer and Chief Financial Officer

Office Phone: 650-366-2626

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